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                                                                    Exhibit 8.1

[Letterhead of Sidley Austin Brown & Wood LLP]


Steel Dynamics, Inc.                                              March 7, 2003
6714 Pointe Inverness Way
Suite 200
Fort Wayne, Indiana 46804
                            Re: Steel Dynamics, Inc.
                                4% Convertible Subordinated Notes due 2012
                                ------------------------------------------
Ladies and Gentlemen:

                  We have acted as special tax counsel to Steel Dynamics, Inc., an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement"), of which the preliminary Prospectus forms a part (the "Prospectus"). The Registration Statement relates to $115,000,000 aggregate principal amount at maturity of the Company's 4% Convertible Subordinated Notes due December 15, 2012 (the "Notes") and shares of the Company's common stock issuable upon conversion thereof and certain additional shares of the Company's common stock. The Notes were issued pursuant to an Indenture, dated as of December 23, 2002 (the "Indenture"), between the Company and Fifth Third Bank, Indiana as trustee.

                  As special tax counsel to the Company, we have made such legal and factual examinations and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

                  (a)      the Registration Statement and Prospectus;

                  (b) the Purchase Agreement, dated as of December 17, 2002, between the Company and Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the "Initial Purchasers");

                  (c)      the Indenture;

                  (d) the form of the Notes, as attached as an exhibit to the Indenture; and

                  (e) the Registration Rights Agreement, dated as of December 23, 2002, between the Company and the Initial Purchasers.

The term "Documents" as used in this opinion letter refers to the documents listed in paragraphs (b) through (e) above.

                  In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied
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upon, and assume the accuracy of, the representations and warranties contained in the Documents and certificates and oral and written statements and other information of or from representatives of the Company, its subsidiaries, and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

                  On the basis of the foregoing, the Company's representation that, as of the issue date of the Notes, the likelihood of a contingent interest payment being made on the Notes during the term of the Notes is not remote, the Company's representation that, as of the issue date of the Notes, the likelihood of a contingent interest payment not being made on the Notes during the term of the Notes is not remote, and certain estimates made by the Company and the Initial Purchasers regarding the present value of contingent payments, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

                  The Notes will be treated as indebtedness of the Company that are subject to the regulations governing contingent payment debt instruments that are contained in Treasury Regulation section 1.1275-4(b); the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the Notes; and the statements in the Prospectus under the caption "Certain United States Federal Income Tax Considerations", insofar as such statements constitute a summary of the United States federal tax laws referred to therein, accurately summarize in all material respects the United States federal tax laws referred to therein.

                  We express no opinions other than those expressed herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                             Very truly yours,


                                             Sidley Austin Brown & Wood LLP

                                             /S/  Sidley Austin Brown & Wood LLP